Thor Announces Record Financial Results for Third Quarter and Nine Months of Fiscal 2015

ELKHART, Ind., June 4, 2015 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced record sales and net income from continuing operations for the third quarter ended April 30, 2015, compared with very strong results from the third quarter of fiscal 2014.

Third-Quarter Highlights:

  Sales from continuing operations for the third quarter of fiscal 2015 were $1.17 billion, up 12% from $1.05 billion in the third quarter last year, as sales of both towable and motorized RVs posted gains from a year ago. Towable results for the third quarter of fiscal 2015 included the impact of the acquisitions of K-Z, Cruiser RV, LLC and DRV, LLC, which were not included in the third quarter of fiscal 2014.
  Gross profit margins increased to 14.2% in the third quarter of fiscal 2015 compared to 13.6% in the prior-year period.  Gross margins in the third quarter of fiscal 2015 improved largely as a result of increased fixed cost absorption and improvements in labor and warranty costs as a percent of sales in the motorized segment.
  Net income from continuing operations for the third quarter was $63.6 million, up 15% from $55.1 million in the prior-year third quarter.  Including the discontinued operations of Thor's Bus business, net income for the third quarter was $62.8 million, up 14% from $55.1 million in the third quarter of fiscal year 2014.
  Diluted earnings per share (EPS) from continuing operations for the third quarter was $1.19, up 16% from $1.03 in the third quarter last year.  Including the discontinued operations of Thor's Bus business, diluted EPS for the third quarter was $1.17, up 14% from $1.03 in the third quarter of fiscal 2014.

Year-to-Date Highlights:

  Sales from continuing operations for the nine months ended April 30, 2015 were $2.95 billion, up 19% from $2.48 billion in the prior year.
  Gross profit margins increased to 13.1% in the first nine months of fiscal 2015 compared to 12.8% in the prior-year period.  Gross margins in the first nine months of fiscal 2015 improved primarily as a result of increased fixed cost absorption due to the sales increase.
  Net income from continuing operations for the nine months ended April 30, 2015 was $133.0 million, up 22% compared to $108.7 million in the first nine months of fiscal 2014.  Including discontinued operations, net income for the nine months was $130.4 million, up 16% from $112.4 million in the first nine months of the prior year, which included the $7.1 million gain on the sale of the bus business.
  Diluted EPS from continuing operations for the nine months ended April 30, 2015 was $2.49, up 22% from $2.04 in the first nine months of the prior year. Including discontinued operations, diluted EPS for the nine months was $2.44, up 16% from $2.11 in the first nine months of fiscal 2014, which included the gain on the sale of the bus business.

"We were pleased with our strong third-quarter results, which exceeded even the solid performance we achieved in the third quarter of fiscal 2014," said Bob Martin, Thor President and CEO. "The record results for the quarter reflect the great efforts of our entire team combined with the ongoing growth of the RV market. In the near term, the market for some higher-end products remains soft, while dealers focus on inventory management as they sell through units delivered earlier in the year. We have also seen some shifting of order patterns due to the growing importance of the fall dealer Open House resulting in a shift in backlogs. Despite these factors, we see many reasons for optimism for the future of the RV industry and Thor. The continued entrance of baby boomers into the core RV buying age group as well as the rapid growth of younger buyers entering the RV market provide a solid foundation for long-term growth," he added.

Segment Highlights:

  Towable RV sales were $919.4 million for the third quarter, up 15% from $800.7 million in the prior-year period. Towable RV income before tax was $83.8 million, up 15% from $72.6 million in the third quarter last year.
  Motorized RV sales were $254.9 million for the third quarter, up 4% from $246.1 million in the prior-year third quarter. Motorized RV income before tax was $19.9 million, up 12% from $17.7 million last year.
  Consolidated backlog on April 30, 2015 was $726.8 million, down 11% from $820.2 million at April 30, 2014.  Towable RV backlog decreased 12% to $484.2 million, compared to $548.5 million at the end of the third quarter of fiscal 2014, while Motorized RV backlog decreased 11% to $242.6 million from $271.6 million a year earlier.  The decrease in backlogs reflects the impact of expanded production capacity and the Company's ability to meet higher demand levels more quickly as well as the continued shift in dealer order patterns earlier in the fiscal year.
  Thor's total cash balances as of April 30, 2015 were $259.4 million, with no long-term debt.

"Our improved third-quarter revenues and profits marked a new milestone in the history of Thor, as the RV industry continued its recovery from the recession," said Peter B. Orthwein, Thor Executive Chairman. "In the third quarter, we reaped the benefit of our ongoing acquisition strategy as we saw growth from K-Z, as well as a full quarter contribution from Cruiser RV and DRV to Heartland's results. We may see some challenges to our fourth quarter results from shifting dealer order and delivery patterns, the start-up costs of new towable expansions, and integration costs of our most recent acquisition, Postle Aluminum, all of which we consider to be short-term factors that should benefit our results over the long term. When we consider the many opportunities ahead of us, as well as the ongoing strength of our markets, we have reason for confidence in the future performance of our Company."

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus business, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the potential impact of the strengthening of the U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2014 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended April 30, 2015. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2015 and 2014
($000's except share and per share data) (Unaudited)

	3 MONTHS ENDED APRIL 30,				9 MONTHS ENDED APRIL 30,
	2015	% Net Sales (1)	2014	% Net Sales (1)	2015	% Net Sales (1)	2014	% Net Sales (1)

Net sales	$1,174,255		$1,046,823		$2,948,663		$2,482,116

Gross profit	$ 166,601	14.2%	$ 142,080	13.6%	$ 386,266	13.1%	$ 317,590	12.8%

Selling, general and administrative expenses	68,940	5.9%	56,953	5.4%	181,231	6.1%	149,060	6.0%

Impairment charges	-	0.0%	-	0.0%	-	0.0%	710	0.0%

Amortization of intangible assets	3,950	0.3%	3,102	0.3%	11,606	0.4%	9,166	0.4%

Interest income, net	287	0.0%	314	0.0%	993	0.0%	1,208	0.0%

Other income, net	563	0.0%	409	0.0%	982	0.0%	1,229	0.0%

Income from continuing operations before income taxes	94,561	8.1%	82,748	7.9%	195,404	6.6%	161,091	6.5%

Income taxes	31,009	2.6%	27,623	2.6%	62,384	2.1%	52,354	2.1%

Net income from continuing operations	63,552	5.4%	55,125	5.3%	133,020	4.5%	108,737	4.4%

Income (loss) from discontinued operations, net of income taxes	(707)	-0.1%	(3)	0.0%	(2,602)	-0.1%	3,685	0.1%

Net income	$ 62,845	5.4%	$ 55,122	5.3%	$ 130,418	4.4%	$ 112,422	4.5%

Earnings per common share from continuing operations
Basic	$ 1.19		$ 1.03		$ 2.49		$ 2.04
Diluted	$ 1.19		$ 1.03		$ 2.49		$ 2.04

Earnings per common share
Basic	$ 1.18		$ 1.03		$ 2.44		$ 2.11
Diluted	$ 1.17		$ 1.03		$ 2.44		$ 2.11

Weighted avg. common shares outstanding-basic	53,380,651		53,289,864		53,363,872		53,261,186
Weighted avg. common shares outstanding-diluted	53,495,499		53,385,364		53,461,470		53,345,644

	SUMMARY BALANCE SHEETS - APRIL 30, ($000) (Unaudited)

	2015	2014			2015	2014
Cash and cash equivalents	$ 259,418	$ 120,936	Current liabilities		$ 421,641	$ 379,596
Restricted cash	-	53,405	Long-term liabilities		59,837	71,404
Accounts receivable	358,145	378,438	Stockholders' equity		1,068,784	921,403
Inventories	256,556	234,388
Deferred income taxes and other	73,745	61,113
Total current assets	947,864	848,280
Property, plant & equipment, net	192,814	148,969
Goodwill	269,651	253,876
Amortizable intangible assets	128,327	103,968
Other assets	11,606	17,310
Total	$1,550,262	$1,372,403			$1,550,262	$1,372,403

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com